Exhibit 99.1

LAZARD LTD COMPLETES CONVERSION TO A U.S. C-CORPORATION

AND IS RENAMED LAZARD, INC.

NEW YORK, January 2, 2024 – Lazard, Inc. (NYSE: LAZ) announced today that it has completed its previously announced conversion from a publicly traded partnership to a U.S. C-Corporation under Delaware Law and changed its name from Lazard Ltd to Lazard, Inc., effective January 1, 2024.

As a result of the conversion, distributions will generally be dividends for U.S. tax purposes, and shareholders will receive a Form 1099-DIV. Lazard shareholders of record in 2023 will receive a final Schedule K-1 in March 2024.

Peter R. Orszag, Chief Executive Officer of Lazard, said: “We are pleased to complete our conversion to a U.S. corporation. We believe this structure will expand our shareholder base by simplifying tax reporting and enhancing trading liquidity. This conversion also underscores our commitment to our broader plan to deliver long-term value for our shareholders.”

For more information about the conversion, please visit the FAQs and Conversion/Tax Information section of the Investor Relations website at www.lazard.com.

About Lazard

Founded in 1848, Lazard is one of the world’s preeminent financial advisory and asset management firms, with operations in North and South America, Europe, the Middle East, Asia, and Australia. Lazard provides advice on mergers and acquisitions, capital markets and capital solutions, restructuring and liability management, geopolitics, and other strategic matters, as well as asset management and investment solutions to institutions, corporations, governments, partnerships, family offices, and high net worth individuals. For more information, please visit www.lazard.com.

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LAZ-CPE

Media contact: Shannon Houston, +1 212 632 6880 shannon.houston@lazard.com	Investor contact: Alexandra Deignan, +1 212 632 6886 alexandra.deignan@lazard.com